Exhibit 23.3

CERTIFICATE OF AUTHOR

To accompany the report entitled “Technical Report on the Dayton Property, Lyon County, Nevada” dated October 20, 2010, for Gold Ridge Resources, Inc.

I, David R. Shaddrick, do hereby certify that:

1.  I reside at 3405 Bowie Road, Reno, Nevada 89503.
2.  I am a graduate of the University of Minnesota, Institute of Technology with a B.Sc. degree in Geology (1970) and the South Dakota School of Mines and Technology with a M.Sc. degree in Geology (1971).
3.  I am a member of the American Institute of Professional Geologists (AIPG) and have been certified as a Professional Geologist by that organization (CPG #10677). I am licensed to practice geology by the State of Washington, USA (LG #1073). I am a member of the Association of Professional Engineers and Geoscientists of British Columbia (APEGBC) and I am licensed to practice geology in that province (P.Geo. #129789). I have practiced my profession, as a mining and exploration geologist, continuously since 1971.
4.  This Report is based on my personal review of the PROPERTY, information provided by the COMPANY and on discussions with the COMPANY’s representatives. My relevant experience for the purpose of the Technical Report is: Mining and exploration geologist and manager, U.S., Canada and Mexico, with Homestake Mining Company (12 years) and Atlas Corporation (4 years); and international mining and exploration consultant (23 years). I have worked extensively in Lyon County, Nevada over the past 27 years.
5.  I visited the PROPERTY on July 11, 2010.
6.  I am the person responsible for the content of the Technical Report.
7.  As of the date of the certificate, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.
8.  I am independent of the COMPANY,
9.  I consent to the inclusion of the Technical Report in all public filings, press releases and websites.

“David R. Shaddrick”
“Signed”                      “Sealed”

David R. Shaddrick, M.Sc., CPG, P.Geo. (BC)                                                                           Seal
October 29, 2010